EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the following listed registration statements of RF Monolithics, Inc. on Form S-8 of our report dated October 14, 2002, appearing in this Annual Report on Form 10-K of RF Monolithics, Inc. for the year ended August 31, 2002: 33-83492, 333-000366, 333-01420, 333-23669, 333-59643, 333-83667, 333-83689, 333-34912, 333-58530, 333-84612.

/s/    DELOITTE & TOUCHE LLP

Dallas, Texas
November 20, 2002